Exhibit 10.3

November 8, 2010

Supplement to the Employment Agreement of Yael Zeiger

Beginning as of October 2010, the employee's base monthly salary will be NIS 15,000 (gross).

The Company will open and maintain a ‘Keren Hishtalmut’ fund, where the Company shall contribute to such fund an amount equal to 7 1/2% of each such monthly salary payment, and the employee shall contribute to such fund an amount equal to 2 1/2% of each such monthly salary payment.

Providence fund allocations will be made on the basis of such amended monthly salary.

Brain Research and Development Services Ltd.

/s/ Uzi Sofer	/s/ Yael Zeiger
By: Uzi Sofer, CEO	Yael Zeiger

May 4, 2009

Supplement to the Employment Agreement of Yael Zeiger

Beginning as of May 2009, the employee's base monthly salary will be NIS 12,500 (gross).

Providence fund allocations will be made on the basis of such salary (and not on the basis of 80% position).

This agreement will be in force for a period of 24 months.

Written by: Yael Zeiger, accountant

/s/ Uzi Sofer

Sincerely,
Uzi Sofer
CEO

Confirmation

I, the undersigned, hereby confirm that it is known to me that the Company's allocations towards the compensation fund will be made on the basis of my base monthly salary without any supplements due to salary's modification, and that the amounts which will be accumulated to my favor in such compensation fund will cover all the company's obligations towards me and I will have no future claims in connection with this matter.

June 5, 2007	Yael Zeiger	/s/ Yael Zeiger

Date	Name	Signature

June 2, 2007

Supplement to the Employment Agreement of Yael Zeiger

Following the lapse of a 12-months period beginning on the commencement of his employment, the employee shall be entitled to a salary increase of NIS 1,000 and the base monthly salary, on a full time basis, will be NIS 11,500.

The employment shall continue to be on a basis of 80% of a full time position.

Brain Research and Development Services Ltd.

/s/ Uzi Sofer	/s/ Yael Zeiger
By: Uzi Sofer, CEO	Yael Zeiger

Employment Agreement

That was made and signed on April 10, 2007

Between:                               Brain Research and Development Services Ltd.
Of 19 Hartom Street, Jerusalem
(each of the companies hereafter: ‘the company’)

Of the one part;

And between                         Yael Zeiger
I.D. 039280375
Address: 30 David Meretz St., Jerusalem
(hereafter: ‘the employee’)

Of the other part

Whereas
the employee is interested in working for the company and/or for Brainsway Inc., the company that controls the company (and/or for Brainsway Ltd., together with Brainsway, Inc., the "parent companies," as defined hereinafter), and in return for these services will receive payment from the company.

And whereas
the company is interested in employing the employee, and both of them are interested in regulating the terms for the provision of the services as aforesaid by way of employment by the company, all of which pursuant to the terms and provisions of this employment agreement (‘the agreement’).

Wherefore it is agreed as follows:

1.	The employment

1.1
The employee’s employment shall begin on April 10, 2007 (‘the date of commencement of the employment’). The employee shall be employed on 80% of a full time basis.  For the purpose of calculating the employee's salary, it is in the scope of 45 hours per week, Sundays through Thursdays between 07:00-16:00 (i.e. 186 hours per month). The employee shall be employed in the capacity of an accountant or in any other capacity on a similar standard, as shall be required by the company. The employee undertakes to carry out her undertakings and duties that will be imposed on her by the company from time to time. The employee shall be subordinate to the CEO, who shall act as the direct supervisor of the employee.

1.2	The work shall be performed on Sundays to Thursdays, during the work hours defined in the law. The weekly rest day of the employee shall be Saturday.

1.4
The employee undertakes to devote all of her time, attention, ability and energy exclusively to carrying out her duties in the company, and she undertakes not to enter into an agreement, whether as an employee or in another way, with any business, commercial and/or professional activity, whether for payment or not, during the period of her employment, including after the hours of the work, at weekends and/or during any vacation period, without the prior written consent of the company. In order to remove doubt, it is hereby clarified that the provisions of this clause shall not derogate from the undertakings of the employee as described in appendix B that is attached hereto.

1.5	Each of the parties shall be entitled to cancel this agreement at any time by giving thirty (30) days’ notice in writing (hereafter — ‘the notice period’).

1.6
Notwithstanding the aforesaid, the company shall be entitled to terminate the employee’s employment immediately or to shorten the duration of the notice period, whether it is given by the company or it is given by the employee, provided that in such a case the employee shall be entitled to compensation in an amount equal to her basic salary as stated in appendix A, as if she were employed by the company until the end of the notice period as stated in clause 1.4 above.

1.7
Should the employee resign without complying with the duty of giving notice, the employer may deduct from any amount payable to the employee, as pre-agreed compensation, an amount equal to the ordinary salary that the employee would have received for the notice period during which she did not work. This shall not derogate from the company’s right, instead of the agreement compensation, to sue the employee for the damage that it suffered de facto as a result of the employee not carrying out her obligation to give notice.

1.8
Notwithstanding the aforesaid, and without derogating from its rights pursuant to this agreement, the company shall be entitled to terminate the employee’s employment without any need for giving notice and without derogating from any relief to which the company is entitled pursuant to any law and/or agreement, if one or more of the following incidents occurs: (1) the employee embezzled the company’s money; or (2) the employee committed a fundamental breach of this agreement; or (3) the employee committed or was involved in an act, deed or omission, which constitutes a breach of faith to the company; or (4) the employee committed a disciplinary infraction; or (5) the employee’s conduct caused serious damage to the company; or (6) the employee was convicted of a criminal offence; or (7) the employee is not capable of carrying out her duties in the company for a period exceeding ninety (90) continuous days. Returning to work for periods that are shorter than fifteen (15) continuous days shall not interrupt the period of the aforesaid ninety (90) days.

1.9
The employee shall not have a right of lien on the company’s assets, equipment or any other material, including information and confidential information as defined in appendix B of this agreement (hereafter: ‘the company’s equipment’) that is in her possession. The employee shall return to the company all of the company’s equipment that is in her possession no later than the date on which the employment relationship is terminated and also when she goes on holiday for more than 30 days (including paternity leave, or leave in lieu of notice), before going on such leave, or within seven days of the date on which she receives a demand from the company to do so.

2.	Consideration

As consideration for her employment in the company and for complying with the provisions of this agreement, and subject to what is stated in this agreement, including what is stated in its appendices, the employee shall be entitled to salary, terms and benefits as set out in appendix A that is attached hereto.

3.	Confidentiality, non-competition and ownership of inventions

At the same time as she signs this agreement, the employee shall sign an undertaking to the company with regard to confidentiality, non-competition and rights in inventions in favor of the company and any subsidiary or holding company of the company, which is attached hereto as appendix B.

4.	Representations and undertakings

The employee declares and undertakes as follows:

4.1
That she does not have, nor did she have in the past, any claim against the company and/or its parent companies for providing services to the company before the date of the commencement of the employment and that she makes an informed and irrevocable waiver of any contention and/or claim against the company and/or its parent companies based on her employment with the company and/or providing services to the company and/or its parent companies prior to the date of this agreement.

4.2
That she is not bound by undertakings or any other agreements whatsoever that prevent her from making an undertaking in accordance with the provisions of this agreement and from acting in accordance herewith.

4.3	That to the best of her knowledge she is not in breach of any rights and/or undertakings to her former employer.

4.4	That she has the ability, the skills and the knowledge that are required for the purpose of carrying out the job in accordance with the provisions of this agreement.

4.5
That she will notify the company, immediately and without delay, of any matter or issue in which she and/or her close family have and/or may have a personal interest and/or with regard to which there may be a conflict of interests with her duties and work for the company.

4.6
That she shall not receive any payment and/or other benefit from any third party directly or indirectly with regard to her work in the company. If the employee breaches this clause, then without derogating from the rights of the company pursuant to any agreement or pursuant to law, the amount and/or benefit as aforesaid shall be the property of the company and shall be transferred to it, and the company shall also be entitled to deduct that amount or the value of the benefit from any amount due to the employee from it.

4.7
That within the framework of carrying out her job in the company she shall not act and/or shall not make any representation and/or shall not give any undertaking on behalf of the company and/or shall not take upon himself any undertaking and/or shall not give any guarantee on behalf of the company unless she has prior, written and express instructions from the company and/or its directors and/or her superiors.

4.8	That she agrees and confirms that from time to time she may be required to travel and stay abroad within the framework of her job.

4.9	That in exceptional cases in which there will be a need for this, pursuant to a decision of the company management, the employee will participate in a lie detector (polygraph) test.

4.10
That she undertakes to make use of the company’s equipment and its resources solely for the purpose of carrying out her work and within the framework of her job and that she knows and agrees that the company may make checks on the premises of the company’s offices and in the company’s computers, including e-mail messages and the manner of using the Internet, and the content of all of the aforesaid. In order to remove doubt, it is hereby clarified that the results of the test will be the sole property of the company.

4.11
That in any case of a cancellation of this agreement for any reason, the employee will cooperate with the company and do her best to assist in an orderly transfer of her job in the company and an orderly transition between her and the person designated to replace her in the job.

5.	General provisions

5.1
This agreement and all of its appendices that are attached hereto constitute the full agreement between the parties hereto and they override any agreements, proposals, understandings and previous arrangements, whether oral or in writing, if any of these were actually made between the parties with regard to the subject of this agreement.

5.2	Any change and/or addition to this agreement shall bind the parties to the agreement and shall be valid vis-à-vis the parties only if they are in writing and are signed by the parties.

5.3
This agreement shall be governed by Israeli law and shall be interpreted in accordance therewith. The Tel-Aviv Regional Labor Court shall have sole and exclusive jurisdiction with regard to any matter arising from this agreement or relating to this agreement.

5.4
The invalidity and/or cancellation and/or voiding of any of the provisions of this agreement and its appendices shall not derogate from the full validity of any other provisions of the agreement and its appendices.

5.5
The employee confirms and declares that she has thoroughly read and understood all of the provisions of the agreement and its appendices, that these provisions are acceptable to her without reservation and that she is signing the agreement and its appendices freely and voluntarily.

5.6
Any notice should be sent by one party to the other at the address of the party that is stipulated in the preamble to this agreement or any other address of which a party gives notice pursuant to the provisions of this agreement, by registered mail or by hand, and any notice that is sent by registered mail shall be deemed to have been received by the addressee four business days after it is delivered to the post office, and if it is delivered by hand, at the time of delivery, provided that confirmation of delivery is obtained.

In witness whereof the parties have signed below:

Brain Research and Development Services Ltd.	The employee
By: /s/ Uzi Sofer	/s/ Yael Zeiger
Position: CEO

Brain Research and Development
Services Ltd.
Private company 513443788

Appendix A — Consideration

1.	Salary

For her full time work for the company, the employee shall be entitled to a gross monthly salary in an amount of NIS 10,000 (‘full time salary’). The basic salary of the employee will be calculated according to 80% of a full time basis (‘the basic salary’).

In addition, the employee shall be entitled to receive the net cost of a monthly pass in public transportation ("Hofshi Hodshi"). Such amount shall constitute the Company's participation in the employee's travel expenses.

After six months have passed from the date of commencement of her employment, the employee shall be entitled to a raise of NIS 500 to her full time salary so that the full time salary will thereafter be equal to NIS 10,500.

2.	Insurance policies

Starting from the date of commencement of the employment, subject to the guidelines that will be determined from time to time by the Income Tax Commission, and pursuant to the maximum amount deductible, the company will insure the employee in a ‘managers’ insurance policy’ (hereafter: ‘managers’ insurance’) and will make the following provisions: (1) the company will pay an amount equal to 5% of the employee’s basic salary into a managers’ insurance policy for the employee (hereafter in this clause — ‘the company’s share’), and it shall deduct 7% of the employee’s basic salary (hereafter in this clause — ‘the employee’s share’) and it shall pay this amount in favor of the managers’ insurance policy for the employee (the division of the components of the managers’ insurance into savings and risk shall be determined at the discretion of the employee); and (2) the company shall pay a sum equal to 8 1/3% of the employee’s basic salary into a severance pay fund.

The employee hereby instructs the company to transfer to the managers’ insurance policy the amounts that constitute the employee’s and the employer’s shares out of each payment of monthly salary. To remove doubt, if the employee accumulates an aggregate amount in the fund that exceeds the maximum amount stipulated in an Income Tax Order, the surplus amount shall be regarded as income for tax purposes.

3.	Release of funds

3.1
Without derogating from the company’s right under any law and/or this agreement, the managers’ insurance policy shall be transferred to the employee, subject to the applicable law and subject to the performance of all of the employee’s undertakings to the company when the employee’s employment is terminated for any reason, excluding in circumstances where the employment is terminated as stated in clause 1.7 of the agreement.

3.2
It is hereby clarified that pursuant to section 14 of the Severance Pay Law, 5723-1963 (hereafter in this clause — ‘the law’) and the general approval regarding employers’ payments to a pension fund and an insurance fund in lieu of severance pay, which is attached to this agreement (hereafter — ‘the approval’), the amount that will be accumulated for the employee in the insurance policy during her employment for the company until the date on which her employment with it is terminated shall replace severance pay.

Pursuant to the terms of the approval, the employer hereby waives any right that she may have to a reimbursement of the money from her payments, unless the employee’s right to severance pay is denied subject to the circumstances described in this agreement and sections 16 and 17 of the law, to the extent that it is denied or the employee withdraws money from the pension fund or from the insurance fund without there being a qualifying event; for this purpose, ‘qualifying event’ — death, disability or retirement at the age of sixty or more.

4.	Vacation, sick pay and holiday pay

Subject to the provisions of the Annual Vacation Law, 5711-1951 (‘the Annual Vacation Law’), the employee shall be entitled to a twelve (12) work day vacation for each twelve (12) month period of her employment, and provided that such vacation may be credited to the employee only for the following two years. If the employee does not use the number of vacation days to which she is entitled during a work year, the employee shall be entitled to redeem the vacation days that she did not use pursuant to the provisions of the Annual Vacation Law. It is clarified that the vacation dates shall be determined by the company by arrangement with the employee.

The dates of leaving for vacation shall be determined by the company in accordance with its possibilities and needs, and when it is possible, while taking into account the employee’s wishes. The company shall be entitled to introduce a standard annual vacation for all or some of its employees, with regard to some or all of the vacation entitlement, as it shall see fit.

5.	Taxes

The company shall deduct at source or debit the employee for taxes and/or other compulsory payments as required by law with regard to or deriving from the consideration payable to the employee and/or received by her with regard to all of the bonuses to which the employee is entitled or may be entitled.

Brain Research and Development Services Ltd.
Private co. 513443788

Appendix B — Letter of undertaking

Whereas Brain Research and Development Services Ltd. (hereafter: Brain Research and Development Services Ltd. and each of its subsidiaries, holding companies and affiliates — ‘the company’) is interested in employing the employee, subject to making this undertaking (hereafter: ‘the undertaking’);

And whereas Yael Zeiger, holder of ID no. 039280375, of 30 David Meretz St., Jerusalem (hereafter — ‘the employee’), is interested in entering into the aforesaid terms of employment;

Wherefore, the employee declares and undertakes to the company as follows:

1.	Confidential information

The employee recognizes that she will have access to confidential information and to information concerning the activities of the company and technologies relating to the company, research and development of products, patents, copyrights, commercial secrets, customers (including customer lists), marketing plans, strategies, forecasts, commercial secrets, results of tests, examinations and experiments, formulae, processes, information, knowledge, improvements, inventions, techniques and products (existing or planned). Such information in any form whatsoever, whether in a document, letter, orally, on a computer or on magnetic media shall be regarded as ‘confidential information.’

The employee shall not disclose during the period of her employment with the company or at any time after the end of the period of her employment, for any reason, to any person, corporation, partnership or other entity, any confidential information whether orally, in writing or in any other way, that came into the possession of the employee or was brought to her attention during the period of her employment with the company (including the processes and the technologies that are being used or that will be used by the company in its business, the methods and results of the company’s research, technical or financial information, the employee’s terms of employment and those of the other employees of the company or any other information regarding the company’s business or any information with regard to the company’s customers), unless she receives the prior written consent of the company.

2.
Confidential information shall be regarded as including all confidential information that was delivered by, for or on behalf of the company, irrespective of its form, except for information that the employee can prove entered the public domain other than as a result of a breach of this undertaking by the employee.

3.
The employee agrees that all of the memoranda, books, records, lists (which are included on any type of media or in any form), records, formulae, specifications, lists and any other document that was prepared, assembled, processed, received, held or used by the employee during her employment with the company, with regard to any stage of the company’s business or its commercial secrets (hereafter: ‘the materials’), shall be the sole property of the company and shall be transferred by the employee to the company when the period of her employment is terminated or at any time previously or otherwise at the company’s demand, without the employee keeping any copies of the aforesaid and without the employee having a right of lien over them.

4.	Unfair competition and prohibited inducement

The employee agrees that the terms of this undertaking are reasonable and necessary for the lawful protection of the company’s confidential information, its property (including intellectual property) and reputation (‘the company’s main assets’). The employee declares that she has carefully read the provisions of this undertaking, that she understands the results of this undertaking and agrees to what is stated herein, and that she has assessed for herself the advantages and disadvantages involved in entering into this undertaking. Therefore, the employ undertakes:

That during her employment with the company and for a period of twelve months thereafter, she shall not enter into a contract, set up, open or be involved in any way, directly or indirectly, whether as an employee, owner, partner, agent, shareholder, director, adviser or in any other way, in any business, occupation, work or any other activity that may reasonably include or be related to the use of the company’s main assets (as defined above).

That during the period of her employment with the company and for a period of twelve months thereafter, she shall not induce any employee of the company or any of its subsidiaries, its holding companies or its affiliates to terminate his or her employment with them.

5.	Ownership of inventions

The employee shall notify and deliver to the company, or to anyone appointed on its behalf, any information, improvements, inventions, formulae, processes, techniques, knowledge and information, whether it can be registered as a patent or not, which was done or thought up or put into practice or learned by the employee, whether on her own or jointly with others, during the employee’s employment with the company (including after work hours, at weekends or during a vacation) (all such information, improvements, inventions, formulae, processes, techniques, knowledge and information shall be defined hereafter as: ‘inventions’ or ‘the invention’), immediately after discovering them, receiving them or inventing them, as applicable.  If the employee is unable for any reason whatsoever to deliver the invention on the date of giving the notice of the invention, the employee shall notify the company of the invention and give details in her notice of the date on which it will be delivered to the employer and the reason for not delivering the invention immediately, and subsequently, as soon as possible, the invention itself shall be delivered.

Giving the notice and delivering the inventions shall be done in writing, together with a detailed description of the invention and suitable documentation. The employee agrees that all of the inventions shall be the sole property of the company and its transferees and that the company and its transferees shall be the sole owners of all the patents and other rights relating to such inventions. The employee hereby assigns to the company all of her existing and future rights in such inventions. In order to remove doubt, it is hereby clarified that the lack of a negative answer from the company with regard to notice of an invention or of its delivery shall not be interpreted as a waiver of the ownership of an invention, and in any case the invention shall become the property of the company only.

The employee agrees with regard to all the inventions mentioned above to assist the company, or any person appointed on its behalf, in any appropriate manner, to receive and from time to time to carry out any act, including the implementation and registration of the inventions in any way, including by way of registration of patents for inventions as aforesaid in any country whatsoever, and to sign all of the documents that are required for filing and obtaining a patent for the inventions as aforesaid and for their implementation, as the company shall wish, including letters of assignment for the inventions as aforesaid to the company or persons or entities appointed by it.

The employee shall not be entitled, insofar as the aforesaid is concerned, to any pecuniary or other consideration in addition to what is stated in appendix A of this agreement or in addition to what is stated in any other special agreement or arrangement on this matter that are made in writing and signed by the company. Insofar as the aforesaid is concerned, no arrangement, communication or consent that is made orally or in writing shall have any effect, unless they are duly signed by the company.

6.	General

The employee agrees that the provisions of this undertaking, which constitute an integral part of the terms of her employment, are reasonable and necessary in order to protect legitimate interests of the company with regard to the subject of this undertaking.

If any court of law determines that any provisions in this undertaking (including any sentence, paragraph or part hereof) is not valid or is unenforceable, then such provisions shall be regarded as if they were amended in such a way that the parts that were determined as aforesaid to be not valid or unenforceable will be struck out. The striking out as aforesaid shall apply only with regard to duties and requirements mentioned in the provision as aforesaid in the jurisdiction where the decision as aforesaid is given. Moreover, if it is determined that a certain provision that is included in this undertaking is too broad with regard to the periods of time mentioned therein, the geographic scope, an activity or issue, it shall be interpreted so that the aforesaid provision shall be limited and restricted with regard to the aforesaid characteristic so that the provision shall be enforceable to the greatest degree possible in accordance with the law applicable at that time.

The provisions of this undertaking shall remain fully valid even after the termination of the employment period between the company and the employee for any reason whatsoever. This undertaking shall not be used in any way to derogate from the employee’s undertakings and liability under any law.

 Signature: /s/ Yael Zeiger